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                                                                  Exhibit (d)(3)

                             [JP Morgan Letterhead]

May 12, 2000

Dr. Karl H. Mohrmann
Mergers & Acquisitions
Bayer AG
KP-AKV
Building W 1
D-51368 Leverkusen, Germany

Ladies and Gentlemen:

Sybron Chemicals Inc. (collectively with its subsidiaries, the "Company") has engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to advise the Company with respect to the possible sale of the Company or any related transactions (each, a "Transaction"). In connection with your consideration of a Transaction with the Company, the Company is prepared to furnish you with certain confidential and proprietary information concerning its business and properties. All such information disclosed or transmitted to you, whether verbally or in written, electronic or other form, is herein collectively referred to as the "Evaluation Material".

To maintain the confidentiality of the Evaluation Material, you and each of your Affiliates (as hereinafter defined) with access to the Evaluation Material agree: (a) not to use any Evaluation Material or notes, summaries, or other material derived therefrom (collectively, "Notes") except to determine whether you wish to propose to enter into a Transaction with the Company and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to those of your Affiliates with a need to know the information contained therein; provided, that such Affiliates shall have agreed to be bound by the terms of this Agreement; provided, further, that you agree to be responsible for any breach of this Agreement by any of your Affiliates; and (c) not to disclose that the Evaluation Material has been made available, that you or your Affiliates have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto. Affiliates shall mean subsidiaries or other entities in which you have a significant controlling or economic stake and yours and their respective officers, directors, employees, agents, advisors or other representatives.

The Company (directly or through J.P. Morgan) may elect at any time to terminate further access by you to Evaluation Material. You agree that upon any such termination, you will promptly (and in any case within 14 days of the Company's or J.P. Morgan's request) return to J.P. Morgan or the Company all Evaluation Material except Notes, cause all Notes to be destroyed, and confirm in writing to the Company that all such material has been returned or destroyed in compliance with this Agreement. Notwithstanding the foregoing, one archival copy of all such materials may be kept under seal in your legal department for a period of five years from the date hereof. No such termination will affect your obligations hereunder or those of your Affiliates, all of which obligations shall continue in affect for the term of this Agreement.

This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Affiliates in violation of this Agreement, (ii) was available to you on a non-
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                             [JP MORGAN LETTERHEAD]

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confidential basis prior to its disclosure to you by the Company or its
Affiliates, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Affiliates whom such source is entitled, to the best of your knowledge, to make such disclosure.

If you or your Affiliates are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material or Notes, it is agreed that you will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Affiliates are, in the opinion of your or your Affiliates' counsel, as the case may be, compelled to disclose Evaluation Material or Notes under pain of liability for contempt or other censure or penalty, you may disclose only that portion of such information as is legally required without liability hereunder, provided, that you agree to exercise your best efforts to obtain assurance that confidential treatment will be accorded such information.

Nothing in this Agreement shall give you any right, title, license or interest whatever in or to the Evaluation Material (which shall remain at all times the property of the Company) or in or to any existing or future patents, know-how, inventions or other intellectual property of the Company.

You shall advise your Affiliates who are aware or become aware of a potential Transaction and/or to whom Evaluation Material is disclosed, that United States securities laws prohibit them, as recipients from an issuer of material, non-public information regarding that issuer, from buying or selling securities of that issuer or from communicating such material, non-public information to any other person where it is reasonably likely or foreseeable that such person may purchase or sell such securities.

For a period of one year following the date hereof, neither you nor your Affiliates will initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, or employee of the Company regarding the business, operations or prospects of the Company, except with the express written consent of J.P. Morgan. It is understood that J.P. Morgan will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by J.P. Morgan, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to J.P. Morgan.

For a period of two years following the date hereof, neither you nor your Affiliates will, directly or indirectly, solicit for employment or hire any officer, director, or employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction, except that you shall not be precluded from hiring any such employee who, at the time of the initial contact with you regarding employment, is responding to a general advertisement or other non-directed search inquiry or who is no longer employed by the Company and, at the time of such contact, had not been employed by the Company for at least three months.

For a period of two years from the date of this letter, except with the prior written consent of the Board of Directors of the Company, you shall not, alone or through or with any other person or entity, in any manner:


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                             [JP MORGAN LETTERHEAD]

                                      -3-

(a) acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell, or enter into any agreement, arrangement or undertaking to acquire, directly or indirectly, any interest in any securities or assets of the Company or direct or indirect rights, warrants or options to acquire any securities or assets of the Company (other than ordinary course commercial dealings with respect to particular assets);

(b) solicit, make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended the "Exchange Act") from the stockholders of the Company, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14A-11 under the Exchange Act) with respect to the Board of Directors of the Company, solicit or execute any written consent in lieu of a meeting of holders of voting securities except to support the nominees for directors of the Board of Directors of the Company or call or seek to have called any meeting of the stockholders of the Company or seek to advise or influence in any manner whatever any person or entity with respect to the Company,

(c) (1) act, directly or indirectly, to seek to control, direct or influence the management, Board of Directors, policies or affairs of the Company,
     (2) solicit, make or propose to negotiate with any other person or entity with respect to any tender offer, takeover bid or exchange offer for any securities of the Company, (3) disclose an intent, purpose, plan or proposal with respect to the Company, or any securities or assets of the Company, inconsistent with the provisions of this Agreement, including an intent, purpose, plan or proposal that is conditioned or requires the Company to waive the benefit of or amend any provision of this paragraph, or (4) assist, participate in, facilitate, encourage or solicit any effort or attempt by any person or entity to do or seek to do any of the foregoing.

You understand and agree that none of the Company, J.P. Morgan, or their respective affiliates or Affiliates make any representations or warranties, express or implied, with respect to any of the Evaluation Material. You also agree that none of the Company, J.P. Morgan, or their respective affiliates or Affiliates shall assume any responsibility or have any liability to you or your Affiliates resulting from the selection or use of the Evaluation Material by you or your Affiliates.

You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until you and the Company shall have executed and delivered a Transaction Agreement. You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Affiliates with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a final definitive agreement relating to a Transaction with any other party without prior notice to you or any other person).


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   [JPMORGAN LETTERHEAD]

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It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

No failure or delay by either party hereto in exercising in whole or in part any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder or at law or in equity. Either party hereto may at any time waive compliance by the other with any covenant, condition or agreement contained herein only by a written instrument executed by the party expressly waiving such compliance.

This Agreement shall be governed by, and interpreted and enforced in accordance with, the local laws of the State of Delaware, excluding all conflicts of law rules. You and the Company agree that the exclusive venue for the adjudication of any dispute or the enforcement of any rights arising out of this Agreement shall be the federal courts located in the State of Delaware, and each of the parties hereto consents to and hereby submits to the jurisdiction of any court located in the State of Delaware.

This Agreement shall terminate five years from the date hereof.

Very truly yours,

J.P. MORGAN SECURITIES INC.,
as agent for

SYBRON CHEMICALS INC.

By: /s/ James H. McCord
   -------------------------
   Name: James H. McCord, IV
   Title: Managing Director

Accepted as of the
date first above written:

BAYER AG

By: /s/ Karl H. Mohrmann
   --------------------------------------
   Name: Dr. Karl H. Mohrmann
   Title: Project Manager, Mergers &
          Acquisitions

By: /s/ Rainer Meyer
   --------------------------------------
   Name: Rainer Meyer
   Title: Project Manager, Mergers &
          Acquisitions